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NEWS RELEASE

                                                            DADE BEHRING

DADE BEHRING INC.                   Tel:  +1 (847) 267-5418
1717 Deerfield Road                 Fax:  +1 (847) 267-5317
P.O. Box 778
Deerfield, IL 60015-0778



For Immediate Release

Contact:        Pattie Overstreet-Miller (847) 267-5426

Dade Behring Reports Fiscal 2000 and First Quarter 2001 Financial Results Company on Track for 2001

DEERFIELD, Ill. (April 6, 2001) - Dade Behring today announced preliminary sales results for the first quarter of 2001 and results for the fiscal year ended December 31, 2000. For the first quarter of 2001, sales rose 13% over the same period in 2000, to $331 million, on a constant currency basis. These results include a favorable one-time impact resulting from the company's adoption of SAB 101, a new accounting standard issued by the SEC. Excluding this impact, sales were up 7%. Growth was driven primarily by strong performance of the Company's Dimension(R) and specialty product lines. "Based on these positive sales results," said Jim Reid-Anderson, President and Chief Executive Officer, "it is our expectation that both EBIT and EBITDA for the first quarter will be up significantly over prior year."

For the full year 2000, revenues were $1.184 billion, a $134 million, or an approximately ten percent decrease from 1999. Revenues were unfavorably affected by foreign currency, sold businesses, and the impact of SAB 101. In addition, the Company's coagulation product line experienced a $34 million decrease in sales for the year, driven primarily by the Company's decision to transition these products from Allegiance HealthCare to Dade Behring's internal distribution system. This transition has not impacted end-user purchases of these products. Excluding these non-recurring items, sales were essentially flat.

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Dimension(R) system and Stratus(R) CS analyzer sales, which account for approximately one third of the company's revenues, grew seventeen percent for the year on a comparable basis.

EBITDA for 2000 was $195 million, compared with $266 million for the same period in 1999, a $71 million decrease. Adjusting for foreign exchange, sold businesses and the lower coagulation sales, EBITDA decreased $20 million.

"Dade Behring's base operations are sound, and growth in our core products is strong; however, a number of factors adversely influenced our 2000 financial results," said Reid-Anderson. "Specifically, rising interest rates and the falling Euro added pressure to our cash flow and affected our performance. In addition, we began the initiative to insource distribution of two important product lines in the United States, which required significant short-term use of cash to make the transition. We expect this direct distribution decision to begin generating significant cost savings by the third quarter of this year. More importantly, it will further enhance already strong relationships with our customers.

"We are continuing to take aggressive, well-considered steps to address our financial performance, which was disappointing in 2000," Jim Reid-Anderson continued. "Already, we have eliminated several layers of management, consolidated support areas and completed a significant global restructuring. These actions are generating encouraging results, and we are seeing revenue and earnings growth versus both our current financial plan and prior year in the first quarter of 2001.

"Dade Behring continues to place a high priority on its new product pipeline," said Reid-Anderson. "The company recently received FDA clearance for its Dimension(R) Xpand(TM) low volume analyzer, a version of the hugely successful Dimension(R) RxL chemistry and immunochemistry analyzer; for MicroScan(R) LabPro user interface and expert system for its Walkaway(R) family of ID/AST products; Beta hCG, a new assay for our highly

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successful Stratus(R) CS product; and Cystatin C, a test for renal function that runs on Dade Behring's family of BN(TM) plasma protein analyzers. In addition, the company has a strong pipeline of new products and eBusiness initiatives that it expects to commercialize over the next 12-24 months.

"Long term, our goal is to de-leverage the company, and we are considering a variety of strategic options that will allow us to do that," Reid-Anderson continued. "However, our base operations remain strong, we are off to a great start in 2001, and we are confident about the company's future."

Dade Behring also announced today that it has secured a waiver and amendment to its loan agreement. As mentioned in the Company's third quarter 10Q, the Company has been seeking "financial covenant waivers or amendments from its bank group to reflect the Company's current financial position and outlook." The amendment waives financial ratios covenants from December 31, 2000 through April 23, 2001. The Company is now in discussion with its banking group and commencing discussions with bondholders regarding long-term modifications to its capital structure. The Company has retained The Blackstone Group as its financial advisor to assist in this effort. As previously announced, the Company continues to work with Goldman Sachs as its financial advisor to explore various alternatives that could provide further liquidity, including partnerships, joint ventures, mergers, acquisitions, divestitures, sales of assets, direct investments and other strategic alternatives.

Dade Behring has also determined that it will no longer file 10-K, 10-Q and related reports. "Dade Behring has fewer than 300 securities holders and is not required to continue reporting under SEC rules," explained Jeff Naylor, Dade Behring's Chief Financial Officer and Chief Administrative Officer. "Dade Behring will continue to provide our owners, banks and employees with regular updates about our financial results. Furthermore, given our indenture requirements, we are beginning discussions with our bondholders on this topic and will provide them with financial information directly."

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With 2000 revenues of approximately $1.2 billion, Dade Behring is among the world's largest clinical diagnostics companies. It offers a wide range of products and systems for diagnostics testing, making it today's best resource in this field. The company is headquartered in Deerfield, Illinois, and has operations in 40 countries. Additional company information is available on the Internet at www.dadebehring.com.

This news release contains statements about expected future events and financial results that are forward looking in nature, and, as a result, are subject to considerable risks and uncertainties disclosed in our filings with the Securities and Exchange Commission. These statements are made subject to the "safe harbor" provision of the Private Securities Reform Act of 1995. Such statements involve known and unknown risks and the company's actual results in future periods may be materially different from any future performance suggested herein.

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